Exhibit 5

December 11, 2002

Board of Directors
Wachovia Corporation and
Wachovia Preferred Funding Corp.
Charlotte, North Carolina 28288

Ladies and Gentlemen:

I am Senior Vice President and Assistant General Counsel of Wachovia Corporation, a North Carolina corporation (the Corporation), and am rendering this opinion in connection with the Registration Statements on Form S-3 and Form S-11 (collectively, the Registration Statement) being filed by the Corporation and Wachovia Preferred Funding Corp., a Delaware corporation (Wachovia Funding) with the Securities and Exchange Commission under the Securities Act of 1933 (the Act), with respect to $450,000,000 aggregate initial offering price of (i) 18,000,000 Series A Preferred Securities, liquidation preference $25.00 per share, of Wachovia Funding (Series A Preferred Securities), (ii) 3,000,000 shares of Series G, Class A Preferred Stock, no par value, liquidation preference $150.00 per share, of the Corporation (Class A Preferred Stock), and (iii) 18,000,000 depositary shares, each representing  1/6th of one share of the Class A Preferred Stock (Depositary Shares). The Series A Preferred Securities, the Class A Preferred Stock and Depositary Shares are hereinafter referred to collectively as the Securities.

Depositary Shares will be deposited under a Deposit Agreement between the Corporation and Wachovia Bank, National Association, as Depositary, and evidenced by Depositary Receipts.

For purposes of this opinion, I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

(1)	The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.

(2)	Wachovia Funding has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

(3)
The Series A Preferred Securities have been duly authorized and, when the Series A Preferred Securities have been duly issued and sold as contemplated by the Registration Statement, the Series A Preferred Securities will be validly issued, fully paid and nonassessable.

(4)
The Class A Preferred Stock has been duly authorized and, when the Class A Preferred Stock has been duly issued as contemplated by the Registration Statement, the Class A Preferred Stock will be validly issued, fully paid and nonassessable.

(5)
With respect to Depositary Shares, the Deposit Agreement relating to the Depositary Shares has been duly authorized and, when the Depositary Shares have been issued as contemplated by the Registration Statement, the Depositary Shares will be validly issued and the Depositary Receipts will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and Wachovia Funding and other sources believed by me to be responsible, and I have assumed that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary thereunder, assumptions which I have not independently verified.

I hereby consent to the use of my name under the heading Validity of Securities in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    ROSS E. JEFFRIES, JR.